                                   newsrelease
      CTS CORPORATION  Elkhart, Indiana 46514      (574) 523-3800

October 23, 2007
FOR RELEASE:  Immediately

CTS Reports Third Quarter 2007 Results
Elkhart, IN…CTS Corporation (NYSE: CTS) today announced third quarter 2007 revenues of $174.8 million and net earnings of $7.8 million, or $0.20 per diluted share.

Third quarter 2007 revenue increased 6% over the third quarter of 2006 driven by the Components and Sensors segment sales, which increased 6%, primarily from higher sales into infrastructure applications and automotive components. EMS segment sales improved 5% over the third quarter of 2006 on higher sales into the industrial and defense and aerospace markets.

Third quarter 2007 net earnings of $7.8 million, or $0.20 per diluted share, improved from net earnings of $6.2 million, or $0.16 per diluted share, in the third quarter of 2006. A restructuring charge of approximately $0.02 per share was included in the third quarter of 2006 for CTS’ Berne, Indiana and Marlborough, Massachusetts facilities while the third quarter of 2007 included approximately $0.01 per share of severance expense.

Commenting on third quarter results, Vinod M. Khilnani, CTS President and Chief Executive Officer, stated, “Third quarter performance reflected solid year-over-year gains across both segments.  Strong double-digit sales growth in two key areas, sensors in the Asia-Pacific region and EMS sales in the target markets of industrial and defense and aerospace helped achieve the 6% overall sales increase.  New product growth initiatives are on track with three new Automotive product wins for pedal modules and 47 new design wins for electronic components in infrastructure applications in the third quarter of 2007.”

“Improved operating performance, better product mix and excellent balance sheet management allowed us to record good earnings and even better operating cash flow in the quarter,” said Khilnani.

“In the near term, some automotive OEMs have announced intentions to temporarily idle certain vehicle plants in North America and some wireless infrastructure programs are being delayed due to economic uncertainties.  These events will, of course, affect us in the fourth quarter.  As a result, we expect full-year 2007 sales to increase 4% to 5% over 2006, slightly less than our previous estimate of 5% to 6%.  Combined with approximately $0.02 per share for CEO transition costs occurring in the fourth quarter, we now expect fourth quarter earnings to be similar to the third quarter, with full-year earnings per share to be in the range of $0.65 to $0.68,” stated Khilnani.

“Looking forward, we continue to expect sales growth from new products, new customers and tuck-in acquisitions.  Earnings in 2008 are further expected to benefit from the fact that certain unusual costs such as the Moorpark investigation, CEO transition and Czech Republic start-up, which adversely affected 2007 earnings by approximately $0.10, will be behind us,” added Khilnani.

The Company repurchased 352,700 shares of its stock in the third quarter for approximately $4.6 million, at an average price of $12.98 per share. Approximately 700,000 shares were repurchased during 2007 at an average price of $12.70.

SEGMENT INFORMATION
(Dollars in millions)

	Third Quarter 2007		Third Quarter 2006		Second Quarter 2007
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$ 68.8	$ 6.0	$ 64.9	$ 5.7	$ 70.8	$ 5.5
Electronics Manufacturing Services (EMS)	106.0	3.9	100.8	3.6	98.8	2.4
Segment Operating Earnings		9.9		9.3		7.9
Expenses not allocated to business segments:
- Restructuring and related charges				(0.8)
Total	$174.8	$ 9.9	165.7	$ 8.5	$169.6	$7.9

Components & Sensors: Components and Sensors sales increased $3.9 million, or 6%, from the third quarter of 2006 primarily due to a 30% increase of electronic component sales in infrastructure applications and an 8% increase in sales of automotive component products. Segment operating earnings increased $0.3 million from third quarter 2006 earnings primarily due to increased volumes, partially offset by a $0.7 million gain for the sale/leaseback of the Albuquerque, New Mexico building in the third quarter of 2006.

Components and Sensors sales decreased $2.0 million, or 3%, from the second quarter of 2007 reflecting lower automotive component demand. Despite lower volumes, segment operating earnings increased $0.5 million due to lower SG&A expenses.

EMS: EMS sales increased $5.2 million, or 5%, from the third quarter of 2006 driven by an increase in sales primarily into the industrial and defense and aerospace markets, partially offset by lower demand primarily in the computer market.  Segment operating earnings increased $0.3 million from the third quarter of 2006 primarily due to higher volumes and favorable product mix.

Compared to the second quarter of 2007, EMS segment sales increased $7.2 million, or 7%. Total segment operating earnings increased $1.5 million primarily from the impact of higher volumes, more favorable product mix and lower legal and accounting fees.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 24, 2007 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 888-639-6205 (703-925-2608, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on October 24, 2007, through 11:59 p.m. EDT on October 31, 2007. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 890790.

There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (http://www.ctscorp.com), StreetEvents (http://www.streetevents.com), Netscape (http://www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, rapid technological change and general market conditions in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks; and the impact of the accounting misstatements at its Moorpark and Santa Clara, California locations, including the results or the impact of the SEC’s informal inquiry into these misstatements.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                 Matthew W. Long, Interim Chief Financial Officer and Treasurer, or
Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net sales	$ 174,790	$ 165,676	$ 507,672	$ 482,094

Costs and expenses:
Cost of goods sold	140,997	136,571	410,597	391,180
Selling, general and administrative expenses	19,821	16,320	62,031	51,932
Research and development expenses	4,055	3,775	12,277	11,937
Restructuring charge	-	486	-	3,368

Operating earnings	9,917	8,524	22,767	23,677

Other expenses (income):
Interest expense	(869)	(803)	(2,241)	(2,948)
Other	817	430	1,936	815
Total other expenses	(52)	(373)	(305)	(2,133)

Earnings before income taxes	9,865	8,151	22,462	21,544

Income tax expense	2,071	1,904	4,717	4,998

Net earnings	$ 7,794	$ 6,247	$ 17,745	$ 16,546

Net earnings per share:
Basic	$ 0.22	$ 0.17	$ 0.50	$ 0.46

Diluted	$ 0.20	$ 0.16	$ 0.46	$ 0.43

Cash dividends declared per share	$ 0.03	$ 0.03	$ 0.09	$ 0.09

Average common shares outstanding:
Basic	35,481	35,861	35,709	35,841

Diluted	39,956	40,266	40,222	40,215

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	September 30,	December 31,
	2007	2006 *

Cash and cash equivalents	$ 44,956	$ 38,630
Accounts receivable, net	102,707	106,012
Inventories, net	72,537	60,543
Other current assets	23,624	22,435
Total current assets	243,824	227,620

Property, plant & equipment, net	91,391	96,468
Other assets	202,847	203,745

Total Assets	$ 538,062	$ 527,833

Notes payable and current portion
of long-term debt	$ 1,934	$ 5,611
Accounts payable	84,445	78,205
Other accrued liabilities	41,980	41,865
Total current liabilities	128,359	125,681

Long-term debt	60,000	60,635
Other obligations	20,081	22,494
Shareholders' equity	329,622	319,023

Total Liabilities and
Shareholders' Equity	$ 538,062	$ 527,833

* The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Net Cash Provided by Operations

The following table summarizes net cash provided by operations for the Company:

	Three-Months Ended		Nine-Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net cash provided by operations	$ 15,770	$ 11,063	$ 31,235	$ 28,490